Exhibit 99.B(d)(49)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
LMCG Investments, LLC

Dated December 5, 2017, as amended June 23, 2021

SEI INSTITUTIONAL MANAGED TRUST

Small Cap Fund
Mid-Cap Fund

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Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
LMCG Investments, LLC

Dated December 5, 2017, as amended June 23, 2021

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Small Cap Fund	[REDACTED]

Mid-Cap Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		LMCG Investments, LLC

By:	/s/ James Smigiel	By:	/s/ Joseph F. Tower III

Name:	James Smigiel	Name:	Joseph F. Tower III

Title:	Chief Investment Officer	Title:	Chief Operating Officer and Chief Compliance Officer

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